Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. UPDATES STATUS
OF PLANNED 2012 DIVESITURES

FRISCO, TEXAS, March 19, 2012 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today provided an update of the status of the divestitures planned for this year.

The Company previously announced its plans to sell non-core oil and gas properties located in Tyler and Polk counties in South Texas and Lincoln Parish in North Louisiana.  Production from these properties averaged 366 barrels of oil per day and 9.1 million cubic feet of natural gas per day during January and February 2012.  Proved oil and gas reserves attributable to these properties were estimated at 1.7 million barrels of oil and 53 billion cubic feet of natural gas as of December 31, 2011.

Comstock expects to receive gross proceeds of $128.0 million from the property sales.  On February 29, 2012, Comstock closed on the sale of certain of these properties with a third party and received proceeds of $9.5 million.  On March 14, 2012, Comstock entered into an agreement to sell the remaining properties to a third party for $118.5 million.  This sale is expected to close on May 1, 2012 and is subject to customary purchase price adjustments and other customary closing conditions.  The effective date for both sales is January 1, 2012.

Comstock also reported that it has sold 1.2 million of the 1.8 million shares of Stone Energy Corporation common stock it held at December 31, 2011.  Comstock received cash proceeds of $37.7 million for the shares it sold.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.